Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Independence Contract Drilling, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	65,055,331(1)	$3.87(2)(3)	$251,764,131(2)	0.0000927	$23,338.53	-	-	-	-
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$23,338.53
	Total Fees Previously Paid							$12,399.54
	Total Fee Offsets							-
	Net Fee Due							$10,938.99

(1)

Includes (i) 2,673,217 outstanding shares of common stock and (ii) up to 62,382,114 shares of common stock, par value $0.01 per share (“common stock”) of Independence Contract Drilling, Inc. (“ICD”) issuable upon conversion of the $157.5 million aggregate principal amount of convertible secured PIK toggle notes due 2026 (the “Notes”) (issued pursuant to an Indenture, dated as of March 18, 2022, by and among the Company, U.S. Bank Trust Company, National Association as trustee and collateral agent, and the guarantor named therein (the “Indenture”), or PIK Notes (as defined in the Indenture) issuable on the Notes in accordance with the Indenture, or upon exercise of pre-funded warrants issuable upon conversion of the Notes in lieu of common stock. The securities that may be offered pursuant to this registration statement include, pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), such additional number of shares of Independence Contract Drilling, Inc.’s common stock that may become issuable as a result of any stock split, stock dividends or similar events.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average high and low per share sale price as reported on The New York Stock Exchange on June 3, 2022.

(3)	The proposed maximum offering price per share of common stock will be determined from time to time in connection with, and at the time of, the sale by the holder of such common stock.

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